Exhibit 10.18

DEVELOPMENT AND SUPPLY AGREEMENT

by and between

GLAND PHARMA LIMITED,

an Indian corporation

and

SAGENT HOLDING CO.,

a Cayman Islands corporation

for Heparin Sodium Injection USP

Dated: June 27, 2008

DEVELOPMENT AND SUPPLY AGREEMENT

THIS DEVELOPMENT AND SUPPLY AGREEMENT (“Agreement”) is made as of the 27th day of June, 2008 (the “Effective Date”) by and between GLAND PHARMA LIMITED, an Indian corporation, having a place of business at 6-3-865/1/2, Ameerpet, Hyderabad, India (“Gland”), and SAGENT HOLDING CO., a Cayman Islands corporation, having a place of business at c/o M&C Corporate Services Limited, PO Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (“Sagent”).

RECITALS

WHEREAS, Gland is experienced in developing, manufacturing, testing and packaging pharmaceutical products; and

WHEREAS, Sagent is experienced in regulatory matters and has extensive sales and marketing capabilities; and

WHEREAS, Gland desires to develop the data necessary for the preparation of an ANDA for Heparin Sodium Injection USP (as more particularly hereinafter defined as the Product), desires to manufacture and supply the Product for sale in the Territory by Sagent, and Sagent desires for Gland to develop the data necessary for the preparation of an ANDA, file and ANDA and purchase and obtain the Product for sale in the Territory from Gland, in each case on the terms and conditions hereof; and

WHEREAS, Gland and Sagent are parties to a binding term sheet dated May 29, 2008.

NOW, THEREFORE, the Parties hereto agree to the following:

AGREEMENT

1.	DEFINITIONS.

The following terms for the purpose of this Agreement shall have the following respective meanings:

“Active Pharmaceutical Ingredient” or “API” shall mean Heparin Sodium USP, the active pharmaceutical ingredient in the Product.

“Affiliate” shall mean, with respect to either Party, all entities which, directly or indirectly, are controlled by, control or are under common control with such Party. For purposes of this definition, the word “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, including through ownership of more than fifty percent (50%) of the voting shares or interest of an entity.

CONFIDENTIAL TREATMENT

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“ANDA” shall mean an Abbreviated New Drug Application for the Product submitted to the FDA, including any amendments or supplements thereto.

“Annual Period” shall mean the twelve (12) month period beginning on the Launch Date and each twelve (12) month period beginning on the anniversary of such day thereafter.

“API Supplier Royalty” shall mean the royalty of [***] percent ([***]%) of net profits payable by Sagent to the supplier of API for the Products.

“Batch” means a defined quantity of Product which has been produced during a defined cycle of manufacture, and which is identified by a unique production number.

“Batch Records” shall have the meaning set forth in the Quality Assurance Agreement.

“Components” shall mean all containers, closures, labels, labeling, artwork, inserts and other packaging components necessary for the manufacture of the Product as finished goods. For the avoidance of doubt, “Components” does not include any API, work in process or Materials.

“Demand Schedule” shall have the meaning set forth in Section 3.2.1.

“Designated Distribution Center or Centers” shall mean Sagent’s distribution center in Chicago, Illinois or such other distribution center or centers in the Territory as may be designated by Sagent from time to time, whether such distribution centers are owned and operated by Sagent, an Affiliate of Sagent or a Third Party under contract with Sagent or an Affiliate of Sagent.

“Development Activities” shall have the meaning set forth in Section 2.1.

“Designated Distribution Center or Centers” shall mean Sagent’s distribution center in the Territory or such other distribution center or centers in the Territory as may be designated by Sagent from time to time, whether such distribution centers are owned and operated by Sagent, an Affiliate of Sagent or a Third Party under contract with Sagent or an Affiliate of Sagent.

“Exhibit Batches” shall mean means a batch for use in obtaining registration of the Product shall be of a size that is at least one-tenth (1/10th) of the commercial Batch size. This batch may be used in conducting bioequivalence studies, as necessary.

“Disclosing Party” shall have the meaning set forth in Section 11.1.

“FDA” shall mean the United States Food and Drug Administration.

“Force Majeure” shall have the meaning set forth in Section 14.8.

CONFIDENTIAL TREATMENT

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“Gland’s Facility” shall mean those areas of Gland’s manufacturing, packaging, laboratory and warehousing facilities utilized in the manufacture, packaging, storage, testing, shipping or receiving of the Product.

“cGMP” shall mean current good manufacturing practices required under the United States Food, Drug and Cosmetic Act, as amended, and applicable FDA regulations, policies and guidelines, in effect at the time in question for the manufacture and testing of pharmaceutical materials. cGMP shall also encompass any local or national governmental authority requirements applicable to Gland’s manufacturing and distribution of the Products to the extent such requirements do not contravene the United States Food, Drug and Cosmetic Act and FDA regulations, policies, and guidelines.

“Indemnified Party” shall have the meaning set forth in Section 8.3.

“Indemnifying Party” shall have the meaning set forth in Section 8.3

“Initial Term” shall have the meaning set forth in Section 7.1

“Launch Date” shall mean the date upon which Sagent first offers the Product for commercial sale in the United States.

“Laws” shall have the meaning set forth in Article 12.

“Materials” shall mean all inactive raw materials used in the formulation of the Product necessary for the manufacture of the Product as finished goods. For the avoidance of doubt, “Materials” does not include any API, Components or work in process.

“Net Profit” means Net Sales less the Transfer Price less the API Supplier Royalty.

“Net Sales” means, the gross invoiced sales of a Product to all customers less (i) the cost of the Product, including freight in, duty, customs, shipping and all related direct costs of acquiring the Product; (ii) chargebacks; (iii) freight and insurance charges; (iv) trade discounts, credits or allowances; (v) costs of replacements, returns, recalls or rebates (including but not limited to group purchasing organization fees and rebates); (vi) discounts or rebates or other payments required by law to be made under Medicaid, Medicare or other governmental special medical assistance programs (vii) wholesaler service charges; (viii) sales, excise or value added taxes paid on or in relation to sales of the Product; and (ix) [***], as calculated in accordance with United States Generally Accepted Accounting Principles, or US GAAP.

“Party” shall mean Sagent or Gland and “Parties” shall mean Sagent and Gland. “Product” shall mean the product set forth in Exhibit A attached hereto and made a part hereof, in the presentations described on such Exhibit A.

“Product Information” means all information and data relating to the Products, including but not limited to formulae, methods of manufacture, product descriptions, test methods, validation of test methods, specifications, and all other supporting documentation, data and reports developed or acquired by Gland or its Affiliates during the Term in connection with the manufacture and supply of Products, and all applications, submissions, filings and correspondence of Gland or its Affiliates with or to US FDA or any other regulatory authority in the Territory with respect to the Products.

“Proprietary Information” shall have the meaning set forth in Section 11.1.

“Purchase Order” shall have the meaning set forth in Section 3.2.1.

“Receiving Party” shall have the meaning set forth in Section 11.1.

“Specifications” shall mean the Product description and attributes set forth in Exhibit B attached hereto and made a part hereof.

“Territory” shall mean the United States of America, its commonwealths, territories and possessions. Additional geographic regions may be added to the Territory upon written agreement of the Parties.

“Third Party” shall mean any person, entity or company other than Sagent or Gland or their respective Affiliates.

“Transfer Price” shall mean the price, stated in United States currency, which is stated on Exhibit A. The Transfer Price shall not change during the Initial Term of the Agreement unless the Parties agree in writing to do so. The Parties will meet to discuss any change in the Transfer Price during the Initial Term, including but not limited to in the event of a significant change in the cost of API, Materials or Components or in the market conditions in the Territory.

2.	DEVELOPMENT; EXCLUSIVITY; RIGHTS; PAYMENT.

2.1	Product Development

2.1.1

Gland’s Development Activities. Gland shall expeditiously commence and complete development of a stable, commercially saleable Product in accordance with cGMP, the Specifications, and all applicable laws, and which is equivalent to the applicable referenced drug and does not infringe or potentially infringe any patents owned or licensed by any third party in the Territory of which Gland is informed by Sagent, including that Gland will provide Sagent with a completed dossier containing Modules I, II, and III in CTD format, ready for submission to the appropriate regulatory authority as required by Sagent (the foregoing activities, together with all other activities undertaken by Gland in respect of such product development, including but not limited to those set forth at Section 2.1.2 below, shall be referred to as the “Development Activities”) . Gland will keep Sagent currently advised of the progress of the Development Activities, and any and all material problems encountered therein, the efforts being made to overcome such problems, estimates of completion dates, and such other information as may be requested by Sagent from time to time. At Sagent’s request, Gland will provide Sagent with written reports covering the foregoing.

2.1.2	Additional Development Activities by Gland. Gland agrees to cooperate fully with Sagent and provide such reasonable technical and other assistance as Sagent may request from time to time, with respect to conducting any studies and obtaining US FDA or other regulatory authority’s approval for marketing and sale in the Territory. Without limiting any of the obligations of Gland as set forth elsewhere in this Agreement, Gland agrees to do the following, all in accordance with cGMP and applicable law: (a) provide Sagent with any and all Product Information and any other data or information related to Product which is necessary or advisable for the preparation, prosecution and maintenance of the Product ANDA or marketing and sale of Product, including without limitation, samples, data and information necessary for Sagent to respond to Product ANDA deficiencies, (b) provide to Sagent the validated assay and degradant methodology data with respect to each Product, (c) make its knowledgeable, qualified personnel available to Sagent for consultation as necessary to effectively transfer the Product Information to Sagent during ANDA filing, (d) develop and validate analytical methods for Product release and stability testing of the Product, (e) prepare analytical release and stability specifications for the Product and perform the required testing to release the Product, (f) prepare executed batch records for the Exhibit Batches and all other Batches supplied to Sagent, (g) prepare Product packaging records, (h) manufacture and package Exhibit Batches to support bioequivalence studies, if required, (i) maintain Product manufacturing and packaging areas in compliance with cGMP and applicable law, (j) conduct stability testing of the Product and maintain research and development and marketed product stability programs, (k) prepare and issue Batch Records for Product, and (l) prepare a development report to support pre-approval inspection activities and otherwise take such actions as are necessary to cause Gland’s sites to be approved by US FDA. If Sagent requires additional or supplemental documents from Gland in order to obtain or in connection with approval of a Product ANDA, or in connection with any product recall or adverse drug event or product complaint, Gland shall cooperate with Sagent and prepare and provide to Sagent such additional or supplemental documentation as may reasonably be requested by Sagent.

2.1.3.	API. Sagent shall make arrangements for the supply of API to Gland, as well as all regulatory activities related to the API source, including but not limited to the preparation and/or permission to reference the source’s Drug Master File as filed with the FDA. Gland shall be permitted to use API from the source(s) developed or arranged b Sagent only for Product to be manufactured by Gland and sold to Sagent pursuant to the terms of this Agreement.

2.1.4.	ANDA. Sagent shall file the ANDA using the Product Information from Gland, and shall be responsible for the maintenance of the ANDA.

2.2	Exclusivity.

2.2.1	Exclusive Rights. All right, title and interest in the ANDA, the Product Information and any other results of the Development Activities related to the preparation of the ANDA for the Product (in the presentations set forth on Exhibit A hereto) shall be held by Sagent. On and subject to the terms and conditions of this Agreement, Sagent shall have the exclusive right to market, sell and distribute the Product in the Territory. No party (including Gland or any Affiliate of Gland) other than Sagent (or any Affiliate of Sagent) shall be allowed to market, sell or distribute the Product manufactured or developed by Gland in the Territory. In exchange for this exclusive right, Sagent agrees to market, sell and distribute in the Territory only Product provided by Gland, subject to Gland’s ability to supply all of Sagent’s requirements for the Product, during the Term. The ANDA for the Products (covering all presentations) shall be filed and owned by Sagent.

2.2.2	Exception to Exclusivity upon Discontinuation by Sagent. Notwithstanding the provisions of Section 2.2.1, in the event that, during the Initial Term, Sagent shall determine to discontinue active sales of the Product in the Territory, then Sagent shall allow Gland to supply Product under Sagent’s ANDA to a Third Party, in addition to Sagent, for purposes of marketing, selling and distributing the Product in the Territory during the remainder of the Iinitial Term of this Agreement; provided that, (i) Gland and such Third Party shall market, sell and distribute the Product under their own label and not in connection with the “Sagent” name or any other Sagent’s trademark or trade name, (ii) Sagent shall use commercially reasonable efforts to file the labeling of such Third Party in its approved ANDA, at no cost or expense to Sagent, (iii) Gland will supply the Product to the Third Party on terms no more favorable than the terms on which Gland supplies the Product to Sagent under this Agreement, and (iv) Sagent will allow such Third Party to market, sell and distribute the Product in the Territory until the expiration of the Initial Term at which time this Agreement will terminate automatically.

2.2.3	Minimum Market Share. Sagent shall use its best efforts to attain, no later than within the twelve (12) month period following the fourth anniversary of the Launch Date a minimum market share of at least ten percent (10%) (the “Minimum Market Share”), based upon the IMS data pertaining to said trailing twelve (12) months for which market data is available, If Sagent is not successful in achieving the Minimum Market Share, then Sagent shall allow Gland to supply Product under Sagent’s ANDA to a Third Party, in addition to Sagent, for purposes of marketing, selling and distributing the Product in the Territory during the remainder of the Term of this Agreement; provided that, (i) Gland and such Third Party shall market, sell and distribute the Product under their own label and not in connection with the “Sagent” name or any other Sagent’s trademark or trade name, (ii) Sagent shall use commercially reasonable efforts to file the labeling of such Third Party in its approved ANDA, at no cost or expense to Sagent, (iii) Gland will supply the Product to the Third Party on terms no more favorable than the terms on which Gland supplies the Product to Sagent under this Agreement, and (iv) Gland’s right to supply the Product to such Third Party shall expire automatically upon expiration of the Initial Term of this Agreement.

2.3	License; Marketing

2.3.1	License. Gland and its Affiliates hereby grant to SAGENT an exclusive, perpetual royalty-free license to import, promote, use, market, distribute (including by use of an Affiliate or Third Party to physically distribute Product on behalf of SAGENT including the appointment of distributors, sub-distributors or other agents), and otherwise commercialize the Product, offer for sale and sell the Product in the Territory, under any Trademark and through any channel of trade, including in combination with other Product and substances, all as Sagent determines in its sole discretion. The foregoing license shall include all rights in the ANDA and the Product Information and any associated technology relevant to the ANDA.

2.3.2	Marketing. SAGENT shall have the sole right to determine all marketing for the Product in the Territory, including the appointment of distributors, sub-distributors, or other agents. Sagent and Gland shall agree on any special marketing pieces in advance if the cost of which shall be shared by the Parties.

3.	MANUFACTURING SERVICES.

3.1	Supply Obligation. During the term of this Agreement (but subject to all required regulatory approvals for sale of the Product in the Territory), Gland agrees to manufacture and supply the Product to Sagent in accordance with the Purchase Orders issued by Sagent and in accordance with the terms of this Agreement for marketing and sale by Sagent in the Territory. Gland shall manufacture, process, and package the Product in accordance with the Specifications.

3.2	Forecasts and Purchase Orders.

3.2.1	Sagent shall provide Gland with twelve (12) month rolling forecasts in whole batch increments, which shall be issued at least six (6) months prior to the start of each twelve (12) month forecasted period (each, a “Demand Schedule”). The first such Demand Schedule shall be issued by Sagent six months prior to the anticipated Launch Date, unless otherwise agreed to by the Parties in writing, and updated Demand Schedules shall be issued by Sagent no later than the tenth day of each succeeding calendar month. The first three (3) months of each Demand Schedule will represent a firm Purchase Order (“Purchase Order(s)”) which Purchase Orders shall set forth the specific quantities needed, delivery date and delivery location and whether or not reasonable quantities of reference standard material and/or impurities material are required.

3.2.2	In the event of any conflict between any Purchase Order and this Agreement, this Agreement shall control.

3.3	Orders in Excess of Forecast: Inability.

Gland shall not be obligated to supply (a) during the first three months of any Demand Schedule, more than one hundred percent (100%) of the quantity of Product set forth in the applicable Purchase Order, or (b) during the portion of any Demand Schedule where changes are required of the secondary packaging or (c) during the portion of any Demand Schedule that is not yet represented in a Purchase Order, more than one hundred and twenty percent (120%) of the quantity of Product set forth in such Demand Schedule that is not yet represented in a Purchase Order; provided that Gland shall use its commercially reasonable efforts to deliver any additional quantities of Product ordered by Sagent that are in excess of the quantities set forth in any portion of a Demand Schedule. In the event that Gland is unable to meet the requirements herein, Gland shall reimburse Sagent for any and all charges imposed by Sagent’s customers (or Sagent’s distributors customers) as a result of Sagent’s inability to supply, except if the supply interruption is due to a documented force majeure.

3.4	Delivery of Product. Gland shall supply the Product FOB Hyderabad.

4.	REPRESENTATIONS AND WARRANTIES.

4.1	Representations and Warranties of Gland. Gland represents and warrants to Sagent as follows:

(a)	Gland shall perform the Development Activities using its commercially reasonable best efforts.

(b)	Product delivered to Sagent under this Agreement shall, at the time of shipment, conform to the Specifications;

(c)	Gland’s Development Activities, production and shipment of Product shall be conducted in accordance with cGMP. Gland further warrants that, as of the date of each shipment hereunder to Sagent, and until its date of expiration, the Product shall comply with the provisions of the United States Food, Drug and Cosmetic Act, and such Product shall not, when shipped to Sagent, be adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act. Gland agrees that no more than three (3) months of the total approved shelf life for each presentation of Product shall have expired at the time such Product is shipped to Sagent;

(d)	To the best of its knowledge and information, no claim has been asserted that the importation, manufacture, use, offer for sale, or sale of Product infringes a valid claim under any patent;

(e)	Gland is a corporation in good standing under the laws of the jurisdiction of its organization and authorized to do business wherever necessary to fulfill the terms and conditions of this Agreement;

(f)	Gland has the full power and authority to execute and deliver this Agreement and perform its covenants, duties and obligations described in this Agreement;

(g)	This Agreement is the valid, legal and binding obligation of Gland, enforceable in accordance with its terms;

(h)	Neither the execution and delivery of this Agreement nor the performance of Gland’s covenants, duties and obligations described in this Agreement constitute or will constitute a default under or conflict with any judgment, decree or order of any court or other governmental body to which Gland is subject and will not conflict or be inconsistent with or result in the termination, modification, breach or default under the terms of any contract, commitment, covenant, agreement, instrument, document or understanding to which Gland is a party;

(i)	Gland is not a party to, nor to Gland’s knowledge is Gland as of the Effective Date threatened with, any legal or equitable action or proceeding before any court, arbitrator, administrative agency or other tribunal which is reasonably likely to adversely affect its ability to execute and deliver this Agreement or fully and timely perform its covenants, duties and obligations described in this Agreement;

(j)	Gland has obtained and continuously maintained all permits, authorizations and licenses issued by all federal, state and local governmental agencies and authorities necessary for the conduct of Gland’s businesses as of the Effective Date; and

(k)	Gland has and shall continue to follow, comply with and adhere to all Laws necessary for the conduct of Gland’s businesses.

4.2	Representations and Warranties of Sagent. Sagent represents and warrants to Gland as follows:

(a)	Sagent is a corporation in good standing under the laws of the jurisdiction of its organization and authorized to do business wherever necessary to fulfill the terms and conditions of this Agreement;

(b)	Sagent has the full power and authority to execute and deliver this Agreement and perform its covenants, duties and obligations described in this Agreement;

(c)	To the best of its knowledge and information, no claim has been asserted that the importation, manufacture, use, offer for sale, or sale of Product infringes a valid claim under any patent;

(d)	This Agreement is the valid, legal and binding obligation of Sagent, enforceable in accordance with its terms;

(e)	Neither the execution and delivery of this Agreement nor the performance of Sagent’s covenants, duties and obligations described in this Agreement constitute or will constitute a default under or conflict with any judgment, decree or order of any court or other governmental body to which Sagent is subject and will not conflict or be inconsistent with or result in the termination, modification, breach or default under the terms of any contract, commitment, covenant, agreement, instrument, document or understanding to which Sagent is a party;

(f)	Sagent is not a party to, nor to Sagent’s knowledge is Sagent as of the Effective Date threatened with, any legal or equitable action or proceeding before any court, arbitrator, administrative agency or other tribunal which is reasonably likely to adversely affect its ability to execute and deliver this Agreement or fully and timely perform its covenants, duties and obligations described in this Agreement;

CONFIDENTIAL TREATMENT

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(g)	Sagent has obtained and continuously maintains all permits, authorizations and licenses issued by all federal, state and local governmental agencies and authorities necessary for the conduct of Sagent’s businesses as of the Effective Date; and

(h)	Sagent has and shall continue to follow, comply with and adhere to all Laws necessary for the conduct of Sagent’s businesses.

4.3	Disclaimer. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT ARE THE PARTIES’ ONLY WARRANTIES AND NO OTHER WARRANTY, EXPRESS, IMPLIED OR STATUTORY, WILL APPLY. EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. FOR THE AVOIDANCE OF DOUBT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF NON-INFRINGEMENT THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT.

5.	QUALITY ASSURANCE AND REGULATORY REQUIREMENTS.

Additional roles and responsibilities of each of the Parties are itemized in the Quality Assurance Agreement attached hereto as Exhibit C and the Adverse Event Reporting Agreement attached as Exhibit D, each of which is made a part hereof by this reference.

6.	CONSIDERATION.

6.1	Development Costs. The Parties shall share the cost of the Development Activities, a sum not to exceed $[***]. Sagent shall pay one-half of the cost as invoiced by Gland, i.e. [***]

6.2	Transfer Price. The price for each Product presentation to be delivered by Gland during the term of this Agreement shall be the Transfer Price on Exhibit A. Gland shall invoice such amounts upon shipment of the Product to Sagent, and Sagent shall pay the Transfer Price net forty-five (45) days from the date of the invoice of the Product dispatch.

6.3	Additional Consideration. In addition to the Transfer Price, Sagent shall pay Gland [***] of the Net Profits, payable within [***] (the sum of any and all of Sagent’s payments to Gland hereunder shall be referred to collectively as “Gland’s Net Profit Share”).

6.4	Currency. All payments hereunder shall be made in United States currency.

6.5	Taxes. All federal, national, regional, district, local or other governmental income tax or similar tax that is imposed on either Party as a result of income, shall be the responsibility of such Party.

6.6	Inspection of Financial Records. During the term of this Agreement and for a period of one (1) year thereafter, each Party shall have the right, at its own expense, to have a public accounting firm of national standing, to which the other Party has no reasonable objection, to examine the relevant books and records of account during business hours not more often than once each calendar year to determine whether appropriate accounting and payment have been made pursuant to this Article 6 or to determine the accuracy of the Transfer Price.. The results of the audit by such accounting firm shall be final and binding upon the Parties. Any adjustment in the amount of Transfer Price or additional consideration payments made as a result of the audit shall be paid within fifteen (15) days after resolution thereof.

7.	TERM AND TERMINATION.

7.1	Term and Renewal. The obligations of the Parties hereunder shall commence on the Effective Date and continue until the end of the eigth (8th) Annual Period (the “Initial Term”). Thereafter, unless a Third Party has rights to market the Product in the Territory under the exception to exclusivity described under Section 2.2.2 or the Agreement has been earlier terminated pursuant to the provisions of this Article 7, the Agreement will be automatically extended for additional Annual Periods until either Party notifies the other Party in writing not less than twenty-four (24) months prior of that Party’s intent to terminate the Agreement.

7.2	Termination for Breach. Notwithstanding Section 7.1, this Agreement may be terminated by either Party if the other Party fails to remedy and make good any material default in the performance of any condition or obligation under this Agreement within ninety (90) days of the date a written notice of such default and intention to terminate is sent to the defaulting Party; provided that if a defaulting Party has promptly from receipt of notice commenced to cure such default and is diligently attempting to cure such default at the lapse of such ninety (90) days, then such Party shall have such additional time to cure as may be reasonably required but not to exceed an additional seventy-five (75) days; provided further, that if the default relates to the payment of money, the cure period shall be limited to fifteen (15) days from the date of notice.

7.3	Termination for Bankruptcy. Notwithstanding Section 7.1, this Agreement may be terminated by either Party, forthwith, or at any time thereafter by notice to the other if the other becomes bankrupt or insolvent, or enters into liquidation whether compulsorily or voluntarily, or convenes a meeting of its creditors, or has a receiver appointed over all or part of its assets, or ceases for any reason to carry on business.

7.4	Termination for Force Majeure. Notwithstanding Section 7.1, this Agreement may be terminated by either Party, upon ninety (90) days written prior notice in the event of the other Party’s inability to substantially perform its obligations hereunder for more than one hundred eighty (180) days due to an event of Force Majeure, provided that if such condition of Force Majeure is reasonably expected to be remedied during such ninety (90) day period, then the period of time to remedy such condition shall be extended for an additional ninety (90) day period before termination becomes effective.

7.5	No Waiver. The failure of either Party to terminate this Agreement by reason of the breach of any of its provisions by the other Party shall not be construed as a waiver of the rights or remedies available for any subsequent breach of the terms and provisions of this Agreement.

7.6	Accrued Liabilities. Termination of this Agreement for any reason shall not discharge either Party’s liability for obligations incurred hereunder and amounts unpaid at the time of such termination. Sagent shall pay Gland for any finished Product ordered by Sagent prior to termination. Sagent shall also pay Gland for any API, Components, work in process and Materials (ordered by Gland) that were to be used in the manufacture of Product hereunder and that are in Gland’s possession upon termination of this Agreement. All API, Components, Materials, work in process and finished goods of Product ordered by Sagent and in Gland’s possession at the time of termination shall be delivered to Sagent upon Sagent’s payment to Gland of the cost incurred by Gland in respect thereof, including costs incurred in connection with the delivery thereof to Sagent. Without limiting the generality of the foregoing, the termination of this Agreement shall not impair Sagent’s obligation to continue to make gross profit share payments to Gland with respect to all finished Product manufactured by Gland prior to the date of termination.

7.7	Property. In the event of termination of this Agreement for whatever cause, in addition to the other obligations of the Parties hereunder, each Party shall return to the other Party or to the other Party’s designee no later than thirty (30) days after the effective date of termination all of such other Party’s property, including all proprietary information, in its possession, except to the extent required to be retained by law or to comply with such Party’s continuing obligations hereunder.

8.	LITIGATION AND INDEMNIFICATION.

8.1	Indemnification by Gland. Gland agrees to indemnify, defend and hold harmless Sagent, its distributors, its Affiliates and their respective employees, servants and agents against any and all third-party claims, including claims made against Sagent by any of its distributors, losses, damages and liabilities, including reasonable attorney’s fees, incurred by any of them (a) arising out of any defect in the Product supplied by Gland hereunder, (b) any breach of a representation, obligation, warranty or covenant hereunder by Gland, (c) any negligent or intentionally wrongful act or omission by Gland in connection with its manufacturing services hereunder, or (d) arising in any way out of Product manufactured by Gland and sold by Gland to a Third Party or a sale by such Third Party in the event of an exception to exclusivity pursuant to Section 2.2.2 or Sagent’s failure to maintain the Minimum Market Share pursuant to Section 2.2.3 of this Agreement.

8.2	Indemnification by Sagent. Sagent agrees to indemnify, defend and hold harmless Gland, its Affiliates and their respective employees, servants and agents against any and all third-party claims, losses, damages and liabilities, including reasonable attorney’s fees, incurred by any of them arising out of any breach of a representation, obligation, warranty or covenant hereunder by Sagent, any negligence or intentionally wrongful act or omission in the in the design or development of the Product, or any negligent or intentionally wrongful act or omission by Sagent in connection with the marketing, distribution or sale of the Product in the Territory.

8.3

Indemnification Process. If Sagent, its distributors, Affiliates or their respective employees, servants or agents, or Gland, its Affiliates or their respective employees, servants or agents (in each case an “Indemnified Party”), receive any written claim which such Indemnified Party believes is the subject of indemnity hereunder by the other Party hereto (an “Indemnifying Party”), the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party, provided that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified Party unless the Indemnifying Party demonstrates that the defense of such claim is prejudiced by such failure. The Indemnifying Party shall have the right, by prompt notice to the Indemnified Party to assume the defense of such claim at its cost, with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not so assume the defense of such claim or, having done so, does not diligently pursue such defense, the Indemnified Party may assume the defense, with counsel of its choice, but at the cost of the Indemnifying Party. If the Indemnifying Party so assumes the defense, it shall have absolute control of the litigation; the Indemnified Party may, nevertheless, participate therein through counsel of its choice and at its cost. The Party not assuming the defense of any such claim shall render all reasonable assistance to the Party assuming such defense, and out-of-pocket costs of such assistance shall be for the

CONFIDENTIAL TREATMENT

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account of the Indemnifying Party. No such claim shall be settled other than by the Party defending the same, and then only with the consent of the other Party, which consent shall not be unreasonably withheld; provided that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which (i) imposes on the Indemnified Party any liability or obligation which cannot be assumed or performed in full by the Indemnifying Party, (ii) does not unconditionally release the Indemnified Party, (iii) does require a statement as to or an admission of fault, culpability or failure to act by or on behalf of Indemnified Party or any of its Affiliates or (iv) does impose any restrictions on the conduct of business by the Indemnified Party or its Affiliates.

9.	INSURANCE.

9.1	Insurance Requirements. Each Party shall obtain and keep in force during the term of this Agreement product liability insurance covering such occurrence of bodily injury and property damage with a well established insurance carrier that generally does business in the Territory and is reasonably acceptable to the other Party for all claims in an amount of not less than $[***] combined single limit for such year.

9.2	Continuation of Insurance. Each Party shall carry the insurance coverage set forth herein during the term of this Agreement and for two (2) years following the termination of this Agreement or the latest expiration date of any Product sold and delivered hereunder, whichever is longer.

9.3	Certificates of Insurance. Each Party shall have the right to request from the other Party certificates of insurance and shall require at least thirty (30) days written notice to such Party prior to any cancellation, nonrenewal or material change in coverage.

10.	REMEDIES AND LIMITATION OF LIABILITY.

10.1	Sagent Cover. If Gland is unable to supply Product manufactured by Gland to Sagent in the quantities and upon the delivery schedules specified by Sagent in accordance with the terms of Article 2, Sagent reserves the right to seek to cover from an alternate FDA-approved source. In addition, Sagent shall be permitted, and Gland shall cooperate if requested, at Sagent’s expense, to add an additional manufacturing site to the Product ANDA, at which site, notwithstanding any contrary provision in this Agreement, Sagent (directly or indirectly) shall be entitled (but shall not be obligated) to produce Product (a) in the event Gland cannot meet Sagent’s requirements pursuant to this Agreement, (b) upon termination of this Agreement for any reason, or (c) in quantities sufficient to secure and maintain FDA approval of such alternate site.

10.2	Exhaustion of Inventory. Notwithstanding anything to the contrary, Sagent acknowledges and agrees that it shall not be entitled to seek any compensation from Gland or any other remedy against Gland under this Article 10 until Sagent has exhausted its inventory of the Product.

10.3	Limitation of Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS ARISING UNDER OR RELATING TO THIS AGREEMENT, PROVIDED THAT SUCH LIMITATIONS SHALL NOT APPLY TO AMOUNTS PAYABLE WITH RESPECT TO ANY EXPRESS INDEMNITY PROVIDED UNDER ARTICLE 8.

11.	CONFIDENTIALITY AND PUBLICITY.

11.1	Confidentiality. Each Party to this Agreement (the “Receiving Party”) shall treat as confidential all information received in writing marked “confidential” or if received orally, reduced to writing and marked “confidential” within thirty (30) days after the initial disclosure, which information is received from the other Party to this Agreement or any of its employees, agents, consultants or Affiliates (the “Disclosing Party”) in connection with this Agreement (the “Proprietary Information”). The Receiving Party shall use at least the same standard of care as it uses to protect is own proprietary information to ensure that its employees, agents, consultants, Affiliates, sub distributors and clinical investigators do not disclose or make any unauthorized use of information provided by the Disclosing Party. The Receiving Party’s obligation of confidentiality, as aforesaid, shall continue during the term of this Agreement and after its termination or expiration in accordance with Section 14.9, with the exception that such obligation of confidentiality on the Receiving Party shall not be applicable if:

(a)	the Receiving Party can demonstrate (by reference to competent evidence) that such Proprietary Information was either in the public domain or known to it before disclosure by the Disclosing Party;

(b)	the Proprietary Information was lawfully disclosed to the Receiving Party after the date of this Agreement by any third party not in violation of any obligation to the Disclosing Party; or

(c)	such Proprietary Information was independently developed by the Receiving Party as established by competent evidence; or

(d)	the Proprietary Information is required to be disclosed by legal or regulatory process; provided, in each case, that the Receiving Party timely informs the Disclosing Party of such and uses reasonable efforts to limit the disclosure and maintain the confidentiality of the Proprietary Information to the extent possible and permits the Disclosing Party to intervene and contest or attempt to limit the disclosure of such Proprietary Information.

11.2	Events upon Termination. Upon termination of this Agreement, if requested, the Receiving Party shall return to the Disclosing Party all documentation containing Proprietary Information.

11.3	Confidentiality Agreement. The Parties acknowledge that they entered into a Mutual Confidential Disclosure Agreement on August 28, 2007_(the “CDA”). The CDA shall govern disclosures between the Parties that occurred prior to the Effective Date of this Agreement according to its terms, and this Article 11 shall govern any disclosures between the Parties on or after the Effective Date of this Agreement.

11.4	Terms and Existence of this Agreement. Neither Party shall disclose the terms or existence of this Agreement to a third party (whether by press release or otherwise) without obtaining the prior written consent of the other Party, except as required by law. If any such disclosure is required by law, the disclosing Party shall give the other Party an opportunity to review and comment on the content of such disclosure to the greatest extent practicable.

12.	COMPLIANCE WITH LAW.

Each Party shall comply with, and shall not be in violation of, any valid applicable international, national, state or local statutes, laws, ordinances, rules, regulations, or other governmental orders (“Laws”) of any country in which the Product is either manufactured or sold which materially affect the manufacture, processing, packaging, shipment, or storage of the Product; provided that Gland shall only be required to comply with Laws of countries other than the United States upon specific written notice by Sagent of such Laws and inclusion in the Specifications, if applicable.

13.	TRADE NAMES AND TRADEMARKS.

13.1	Gland’s Rights. Sagent hereby acknowledges that it does not have, and shall not acquire by virtue of this Agreement, any rights to or under any goodwill, trademark, trade name, copyright, patent or other intellectual property of Gland. Sagent agrees to do nothing by act or omission which would impair Gland’s or its Affiliates’ rights, ownership and title in the aforementioned.

13.2	Sagent’s Rights. Gland hereby acknowledges that it does not have, and shall not acquire by virtue of this Agreement, any rights to or under any goodwill, the ANDA for the Product, trademark, trade name, copyright, patent or other intellectual property of Sagent, nor in any of Sagent’s trademarks or trade names appearing on the label or packaging materials of the Product. Gland agrees to do nothing by act or omission which would impair Sagent’s or its Affiliates’ rights, ownership and title in the aforementioned.

13.3	No Contest. Each Party further agrees not to contest, deny or dispute the validity of any trademarks or trade names owned by the other Party appearing on the labels or packaging materials of the Product or the title of such other Party thereto, and not to assist others in doing so, and not to take action of any kind inconsistent with the holding of all such trademark rights by such other Party.

13.4	Use. Neither Party shall use the trademarks or trade names owned by the other Party under which the Product is manufactured on any other goods or Product, except as provided hereunder. Gland shall affix the trademark(s) of Sagent to the Product to be supplied to Sagent pursuant to this Agreement pursuant to the guidelines communicated by Sagent to Gland in writing.

13.5	Infringement. Each Party shall immediately report in writing to the other Party upon learning through any source whatsoever of any and all infringements or threatened infringements of the trade names or trademarks owned by such other Party appearing on the labels and packaging materials of the Product, and any attempt on the part of anyone to register, copy, infringe upon or imitate such trademarks or trade names, and if required by such Party, the notifying Party will, at the other Party’s sole expense, cooperate with the other Party in protecting the other Party’s rights.

13.6	Labeling. Sagent shall determine all labeling of the Product. Gland shall obtain prior written authorization from Sagent for all changes to the Components in accordance with the terms of the Quality Agreement. Each use of a trademark, trade name or logo owned or used by Sagent on or in connection with the Product shall inure to the benefit of Sagent and its parent company. Should any such use vest in Gland any rights in a trademark, trade name or logo used by Sagent, Gland shall and hereby does transfer such rights to Sagent or its designee upon request of Sagent, and Gland specifically disclaims and forfeits to Sagent any rights in such trademarks, trade names or logos used by Sagent. Sagent shall indemnify and hold Gland harmless from any third-party claim arising out of the text of labels, inserts or packaging, provided such text has been used by Gland pursuant to Sagent’s written directions.

14.	MISCELLANEOUS.

14.1	Dispute Resolution.

(a)	Choice of Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws rules. This Agreement shall not be construed against the Party preparing it, but shall be construed as if both Parties jointly prepared it.

(b)	Good Faith Negotiations. Any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof shall be settled, if possible, through good faith negotiation between the Parties. Such good faith negotiation shall commence promptly upon a Party’s receipt of notice of any claim or dispute from the other Party and continue for a period of sixty (60) days.

(c)	Arbitration. If any dispute addressed in Section 14.1(b) cannot be resolved by the senior executives within sixty (60) days after its submission, then such dispute shall be settled by arbitration to be held in New York, NY in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes except that (a) there shall be three U.S. licensed attorneys acting as arbitrators, and (b) payment of the expenses of the arbitration, including legal fees for both Parties and the fee of the arbitrators, shall be assessed by the arbitrators based on the extent to which each Party prevails. Each Party shall select one arbitrator. The two arbitrators selected by the Parties shall select the third arbitrator. At least one of the arbitrators shall be a licensed attorney who has represented pharmaceutical companies for at least ten years and is knowledgeable concerning the subject matter at issue in the dispute. The award of the arbitrators shall be binding, and judgment upon the award rendered by the arbitrators may be entered in any federal court in the State of New York. Nothing in this Agreement bars the right of Gland or Sagent to obtain preliminary or permanent injunctive relief against threatened conduct that will cause it loss or damage, in accordance with the rules for obtaining injunctive relief in any jurisdiction, including the applicable rules for obtaining restraining orders and preliminary injunctions.

14.2	Integration and Amendment. This Agreement and the Exhibits hereto contain the complete agreement between the Parties with respect to the subject matter hereof. All previous and collateral agreements, representations, warranties, promises and conditions relating to the subject matter of this Agreement are superseded by this Agreement. This Agreement may only be amended by a written instrument duly executed by the Parties hereto.

14.3	Assignment. During the term of this Agreement the rights of either Party under this Agreement shall not be assigned, nor shall the performance of either Party’s duties be delegated without the other Party’s prior written consent, except either Party may assign this Agreement to an Affiliate or a purchaser of all or substantially all of such Party’s business. Notice of assignment shall be given to the other Party at least thirty (30) days prior to the effective date of said assignment.

CONFIDENTIAL TREATMENT

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14.4	Waiver. No waiver of any default by either Party shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof. No waiver shall be effective unless made in writing with specific reference to this Agreement and signed by a duly authorized representative of the Party granting the waiver.

14.5	Notice. Any notice or request expressly provided for or permitted under this Agreement shall be in writing, delivered manually or by mail, telegram, telefax or cable and shall be deemed sufficiently given if and when received by the Party to be notified at its address first set forth below, or if and when mailed by registered mail or certified mail, postage prepaid, addressed to such Party at such address. Either Party, by notice to the other, may change its address for receiving such notices.

If to Gland:	Gland Pharma Limited
6-3-865/1/2, Ameerpet
Hyderabad, India 500016
Attn: Managing Director
	Telephone:	[***]
	Facsimile:	[***]

If to Sagent:	Sagent Holding Co.

c/o M&C Corporate Services Limited

PO Box 309 GT, Ugland House

South Church Street

George Town, Grand Cayman, Cayman Islands

With a copy to:	Sagent Pharmaceuticals
1901 N. Roselle Road, Suite 700
Schaumburg, IL 60195 USA
Attn: Jeffrey M. Yordon, CEO
	Telephone:	847-908-1600
	Facsimile:	847-908-1601

14.6

Severability Of Provisions. Each provision of this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body or arbitration panel by limiting or reducing such provision or provisions, so as to be enforceable to the maximum extent allowable under the applicable law as such law shall then be.

14.7	Independent Contractors. Each Party hereto shall be an independent contractor of the other. Neither Party shall be the legal agent of the other for any purpose whatsoever and therefore has no right or authority to make or underwrite any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name of or on behalf of the other Party, except to the extent specifically authorized in writing by the other Party. Neither Party shall be bound by or liable to any third persons for acts or obligations or debts incurred by the other toward such third party, except to the extent specifically agreed to in writing by the Party to be so bound.

14.8	Force Majeure. Neither Party shall be liable to the other for default or delay in the performance of any of its obligations under this Agreement if such default or delay shall be caused directly or indirectly by accident, fire, flood, riot, war, terrorism, act of God, embargo, strike, failure or delay of normal source of supply of materials, or delay of carriers, equipment failure or complete or partial shutdown of plant by any of the foregoing causes or other causes beyond its reasonable control, including FDA action (“Force Majeure”), provided same are not due to the fault or neglect of such Party and provided further that any such delay or failure shall be remedied by such Party as soon as possible after the cause of such failure or delay.

14.9	Survival. The obligations of the Parties contained in Sections 7.7, Article 8, Section 9.2 and Article 11 and paragraphs 1, 3, 4, 13, 15, 16, 20, 27, 28, 29, and 30 of the Quality Assurance Agreement shall survive the termination of this Agreement indefinitely. The obligations of the Parties contained in Article 11 shall survive until the later of (i) five years after the Proprietary Information at issue is disclosed to the Receiving Party and (ii) five years after termination of this Agreement under Article 7 hereof.

14.10	Environmental Health & Safety. Gland represents, warrants and certifies that it complies with all environmental health and safety laws applicable to Gland’s manufacture and sale of the Product and has determined that it is in compliance with such laws, and, subject to Article 8, Gland agrees to indemnify Sagent in the event that Gland does not comply with any such laws, and such non-compliance results in any liability to any third party by Sagent.

14.11

Diversity. This Section shall apply only to the extent that Gland is required to comply with United States federal or state law regarding equal opportunity. Gland represents, warrants and certifies that it has made a commercially reasonable good faith effort to recruit, hire, train, promote and retain persons of diverse backgrounds in its own labor force, and, at a minimum, is in compliance with all affirmative action orders and regulations and decrees applicable to it. Gland also represents, warrants and certifies that it prohibits any form of unlawful discrimination in the facilities where the manufacturing and delivery of the Product occurs. Gland agrees to allow reasonable access to its records, documents, persons, or premises during normal business hours if reasonably requested by Sagent for the purpose of determining whether Gland has complied with the above provisions in connection with the manufacturing and delivery of the Product.

14.12	Headings; Interpretation. The section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.” All references herein to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. All Exhibits attached to this Agreement shall be deemed incorporated herein by reference as if fully set forth herein. Words such as “herein,” “hereof,” “hereto,” “hereby” and “hereunder” refer to this Agreement and to the Exhibits, taken as a whole. Except as otherwise expressly provided herein: (a) any reference in this Agreement to any agreement shall mean such agreement as amended, restated, supplemented or otherwise modified from time to time; (b) any reference in this Agreement to any law shall include corresponding provisions of any successor law and any regulations and rules promulgated pursuant to such law or such successor law; and (c) all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles, as in effect in the United States from time to time.

14.13	Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts taken together shall constitute but one and the same instrument.

14.14	Further Assurances. The Parties shall execute such other instruments and make such further agreements as may be necessary and consistent with the provisions of this Agreement and not inconsistent with any legitmate and substantive interest of such Party.

EXECUTION

IN WITNESS WHEREOF, the Parties have caused this Development and Manufacturing Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

SAGENT HOLDING CO.

By:	/s/ Jeffrey M. Yordon

Name/Title:	Jeffrey M. Yordon
Chief Executive Officer

GLAND PHARMA LIMITED

By:	/s/ Srinivas Sadu
Name:	Srinivas Sadu
Title: Director of Business Development

CONFIDENTIAL TREATMENT

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EXHIBIT A

PRODUCT AND TRANSFER PRICE

Product:                                                                                                                    Heparin Sodium Injection USP for human use in vials

Concentration (USP Heparin Units/mL)	Fill Volume / Vial size	Initial Transfer Price* (in US Currency)
1,000	1 mL/ 2 mL	[***] / vial
1,000	10 mL/ 10 mL	[***] / vial
1,000	30 mL/ 30 mL	[***] / vial
1,000 (Preservative free)	2 mL/ 2 mL	[***] / vial
5,000	1 mL/ 2 mL	[***] / vial
5,000	10 mL/ 10 mL	[***] / vial
10,000	1 mL/ 2 mL	[***] / vial
10,000	4 mL/ 5mL	[***] / vial
20,000	1 mL/ 2 mL	[***] / vial

•	Note: Transfer prices are applicable considering the API price [***]. Any change in the API price will accordingly change the Transfer prices

CONFIDENTIAL TREATMENT

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EXHIBIT B

PRODUCT SPECIFICATIONS

Heparin Sodium Injection (USP)

This specification is subject to change in accordance with the terms of the Agreement.

Test	Specification

[***]

EXHIBIT C

QUALITY ASSURANCE AGREEMENT

1.	Definitions
2.	Product Warranty
3.	Product Shelf Life
4.	Product Inspections
5.	Disputes with respect to Rejection
6.	Master Formula
7.	Manufacturing Conditions
8.	Good Manufacturing Practices
9.	Chemical and Packaging Components Inspection and Release
10.	Documentation
11.	cGMP Records and Reporting
12.	Labeling
13.	Change Control
14.	Batch Records
15.	Batch Documents to be Included with each Shipment of Product to Sagent
16.	Shipping
17.	Retention Samples
18.	Product Complaint
19.	Process Validation
20.	Regulatory Visits
21.	Changes to Specifications
22.	Commercial Stability
23.	Quality Audits
24.	Additional Suppliers
25.	Provision of Documents to Customers
26.	Regulatory Approval
27.	Regulatory Contacts
28.	Recall Action
29.	Recall Expenses
30.	Recall Records
31.	Debarment
32.	Product Release
33.	Drug Pedigree

Sagent Holding Co. (“Sagent”) and Gland Pharma Limited (“Gland”) have entered into a Contract Manufacturing Agreement (“Agreement”) for Gland to manufacture Amiodarone (the “Product”). This Quality Assurance Agreement (the “Quality Agreement”) covers specific quality and regulatory requirements for this activity.

1. Definitions. Unless expressly defined herein, all definitions in this Exhibit have the same meaning as in the Agreement to which this Exhibit is attached.

2. Product Warranty. Gland warrants the Products supplied by Gland at the time of delivery shall conform to the Specifications therefore, and shall have been manufactured in accordance with current Good Manufacturing Practices as listed in 21 CFR 211. Gland further warrants and guarantees that, as of the date of each shipment hereunder to Sagent, or its designee, of any Product subject to the provisions of the United States Food and Drug and Cosmetic Act (the “FDA Act”), such Product shall not, when shipped, be adulterated or misbranded within the meaning of the FDA Act, or be an article which may not, under the provisions of the FDA Act, be sold in the Territory. The warranties contained herein shall not apply to any Product which after delivery (i) has been tampered with or otherwise altered other than by Gland, (ii) has been subject to misuse, negligence or accident other than by Gland, or (iii) has been stored, handled or used in a manner contrary to the FDA requirements other than by Gland. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED BY THIS AGREEMENT, GLAND MAKES NO OTHER WARRANTIES, EITHER EXPRESS, IMPLIED OR OTHERWISE, AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

3. Product Shelf Life. Product supplied by Gland shall, at the time of delivery to Sagent, have no more than four months time exhausted from the total approved shelf life of the Product. In situations in which Gland proposes to supply Product that does not meet the foregoing shelf life specification, Sagent agrees to review such exceptions on an individual basis.

4. Product Inspections. Within forty-five (45) days after receipt of Product by Sagent at its facility or at the time of rejection by a Sagent Quality Manager, Sagent must notify Gland in writing if the Product does not meet the Specifications as determined by Sagent’s testing and inspection of the product, except for any latent defect which shall be reported to Gland within thirty (30) calendar days after discovery; provided, however, that there shall be no time restrictions on Sagent’s provision of notice to Gland in the event Gland has breached any of its representations, warranties or obligations under the terms of the Agreement. If Gland agrees, Gland shall replace the Product at no charge as soon as reasonably possible and shall pay for shipping charges to deliver Product or replacement Product to Sagent. Non-conforming Product that is not in Gland’s possession shall, upon mutual agreement by the parties and at Gland’s sole expense, either (i) be returned to Gland within a reasonable period of time or (ii) be destroyed by Sagent. If requested by Sagent, Gland shall assist Sagent in the transfer of the required analytical test methods to monitor the product to Sagent or Sagent’s designee including an independent FDA approved testing organization as provided for in Section 5 of the Quality Agreement. If required, Gland will provide all required analytical methodology, the associated documentation and required standards. The warranties given by Gland in this agreement shall survive until the expiration date on the Product not withstanding any failure to reject by Sagent pursuant to this Section.

5. Disputes with Respect to Rejection. If Gland disputes Sagent’s right to reject all or part of any shipment of the Products as set forth above, and such dispute is not resolved by mutual agreement of the parties within sixty days of Sagent’s notice of rejection, such dispute shall be resolved by an independent FDA approved testing organization or recognized expert consultant mutually agreed upon by the parties, the appointment of which shall not be unreasonably withheld or delayed by either party. The determination of such entity with respect to all or part of any shipment shall be final and binding upon all parties, but only as to reasons given by Sagent in rejecting the shipment or portion thereof and shall have no effect on any matter for which said entity did not render a determination. The fees and expenses of the third party making the determination shall be paid by the party against which the determination is made.

6. Master Formula. The composition of Products to be sold in the U.S. will be as stated in the applicable Product DMF and NDA or ANDA.

7. Manufacturing Conditions. Gland represents that it has, or will have, adequate premises and equipment and sufficient knowledge and experience to carry out activities relating, directly or indirectly, to the manufacture and supply of Product to Sagent in accordance with the terms of the Agreement. Gland represents that it has a formal program to train and document training of its employees. Gland represents that all employees are fully trained and qualified to perform their duties. Gland is an FDA approved manufacturer of pharmaceuticals and is, as such, under the inspection of the U.S. Food and Drug Administration and other regulatory agencies.

8. Good Manufacturing Practices. Products will be manufactured and packaged by Gland or by agreed upon third-party manufacturers in accordance with current Good Manufacturing Practices (“cGMP”) and the applicable approved DMF and NDA or ANDA.

9. Chemical and Packaging Component Inspection and Release. Gland shall test, inspect and release all API and inspect and release all Materials and Components used in the manufacture of Product. Gland shall inspect and release all labels, package inserts, and labeling utilized for Product for conformance with such approved masters. Gland shall inspect and release all other packaging components in compliance with Specifications. All APIs, Components and Material for Product to be sold in the U.S. will be procured, by Gland in accordance with the applicable approved U.S. ANDA. Any proposed change to such Gland’s, tests or release requirements shall be subject to the procedure described herein. Gland agrees that Sagent may at its option participate in quality audits of all API, Material and Component; however, Gland has sole responsibility for all Materials and Component vendor qualifications as required under cGMPs.

10. Documentation. Upon request, Gland shall provide to Sagent complete, written manufacturing and testing procedures and other documentation necessary for the manufacture of the Product prior to Gland’s commencement of manufacturing or packaging operations with respect to the Product. Such procedures must be supplied at least three months prior to delivery of Product to Sagent. Gland will update such information to reflect changes in the manufacture and/or packaging of the Product with new information prior to implementing such changes.

11. cGMP Records and Reporting. Commencing with inception of manufacturing, Gland shall keep all records required under the cGMPs in accordance with document retention requirements of the cGMPs. All such records shall be made available to Sagent for inspection at any time during Gland’s normal business hours.

12.	Labeling.

(a) All labels for Products shall use the Sagent name and the Sagent NDC number. Gland shall be permitted to use such labels only on Products delivered to Sagent hereunder. Sagent shall provide in a timely manner the camera-ready artwork for labeling for the containers, package inserts and shipping containers in the form specified by Gland at Sagent’s cost. Sagent shall have approved all such labeling in writing in advance of initial printing. From time to time, Sagent may request Gland modify the artwork or Labeling. Sagent and Gland shall mutually develop the timeline for implementation of the revised labeling. Gland shall make all reasonable efforts to implement the revised Labeling in accordance with the Sagent schedule. Unless otherwise agreed, labeling approved by Sagent shall be the only labeling used by Gland for Products, provided that any labels and package inserts shall be consistent with FDA and Gland’s requirements with regard to physical dimensions and specifications relating to the methods of handling and affixing on container. Gland may modify artwork as necessary to meet its requirements or the print vendor requirements and equipment design specifications; however, in such cases, Gland will submit final proofs of artwork and labeling to Sagent for final approval. Sagent shall have approved all such Labeling in writing in advance of initial printing and Gland shall have a system for control of master labeling. Any label artwork preparation and setup charge shall be billed to Sagent on a pass through cost basis. In addition, all costs associated with any labeling changes required by Sagent or required by the FDA, including the costs associated with any labeling or packaging rendered obsolete by such changes, shall be borne by Sagent.

(b) All code or product specific printed material or labeling, excluding promotional and advertising material, shall be 100% electronically verified or printed on line. Gland shall be responsible for the appropriate barcoding per cGMP requirements.

(c) Gland will monitor the Reference Listed Drug package insert text. Gland and Sagent will consult from time to time on the need for changes in prescribing information (package insert) or in the labeling of packaging and containers of the Products or in the Product information supplied to customers, the medical profession or patients. Gland and Sagent will comply with all regulatory requirements.

(d) The shipping label shall be in Healthcare Distribution Management Association (HDMA) format and shall include the following information:

•	Name and address of Company

•	NDC number

•	Lot number

•	Lot Expiration Date

•	Quantity

•	Storage and special transportation conditions

13. Change Control. Gland will notify Sagent in writing of any proposed change, including changes to the APIs or components of the Product, process specifications and/or controls, as well as the manufacturing and/or packaging of Product, if the proposed change requires FDA notification. Gland will notify Sagent in writing of any other critical change, which does not require FDA notification, including changes to specifications, in-process specifications and process validation. Sagent shall have the opportunity to review and comment on any such changes; however, final approval for implementation or submission to regulatory authorities rests with Gland. Notwithstanding the foregoing, in the event that any proposed change is required by any governmental authority which contravenes the requirements of the United States Food, Drug and Cosmetic Act, Gland shall deliver written notice to Sagent specifying such change required by such governmental authority. Such change shall be deemed to have been accepted by Sagent unless within thirty (30) days after Sagent’s receipt of such notice, it shall notify Gland in writing that it cannot, in good faith, agree to such a change. If Sagent determines that such change required by such governmental authority cannot be so agreed to, then Sagent and Gland shall negotiate, in good faith, an amendment to the Agreement deleting the Product to which the proposed changes are applicable and altering or adding such other terms as may be just and equitable in the circumstances. Gland will provide official copies of revised documents to Sagent within five (5) working days after internal Gland’s approval.

14. Batch Records. Records which include the information relating to the manufacturing, packaging and quality operation for each lot of Product shall be prepared by Gland for each lot at the time at which such operations occur. The records shall include, but are not limited to, the following documentation: manufacturing, raw materials and components charge-in-records; mixing and filling records; packaging component charge-in records; packaging records; container and component traceability records; in-process and final laboratory testing results; in-process and final product physical inspection results; yield reconciliation for bulk and finished product; label samples; deviations and/or excursions from approved procedure (as well as the Gland investigation and corrective actions) incurred during the processing and packaging of the lot. Sagent may review the original documents for each lot at its request when auditing the sites of manufacture of Products. Copies of all batch records and deviation/exception reports are to be sent to Sagent’s QA organization for release review for the first three lots of Product and every tenth lot thereafter. Copies of all batch records and deviation / exception reports shall also be made available upon reasonable request.

15. Batch Documents to be Included With Each Shipment of Product to Sagent. The following outlines the minimum batch documentation required to be sent to Sagent’s QA organization for release review and included with each lot of Product shipped to Sagent or Sagent’s designee:

•	Packaging Bill of Materials

•	Copies of Certificate of Analysis for each lot

•	Certificate of Compliance

•	Sagent’s Batch Record Package Approval Form (form controlled under Sagent’s internal standard operating procedure and to be provided to Gland).

•	Packaging Lits (to be shipped with product to Sagent’s Distributor) which shall include the following information:

•	NDC Number

•	NDC Description

•	Lot Number

•	Lot Expiration Date

•	Quantity

The certificate of analysis, signed by the responsible quality official, must include the numerical results for each test (chemical, microbiological and bacteriological) performed to assure results are in compliance with Product Specifications, the date of manufacture and expiration date of the Product, as well as a statement that the subject lot was produced in accordance to the applicable ANDA and in compliance with all applicable cGMP requirements.

16. Shipping. Gland shall assure that Product is handled and shipped under approved storage and packaging conditions without damage to Product, until risk of loss has passed to Sagent. Upon request, Gland shall provide documentation to Sagent of all packaging validations for the Products.

17. Retention Samples. Gland is responsible for storing, annual inspection, and maintaining retention samples of Products from each lot supplied to Sagent to meet regulatory requirements. Gland is responsible for storing and maintaining retention samples of each lot of raw material utilized in the manufacture of Products in accordance with all FDA regulatory requirements.

18. Product Complaint. Sagent shall report all Product complaints to Gland as soon as possible but in no event later than within ten (10) working days. Gland shall be responsible for investigating Product complaints by analyzing Product and Materials to determine the cause, if any, of an alleged Product manufacturing defect or failure. Upon reasonable request from Gland, Sagent shall assist as is reasonably necessary. Gland shall use commercially reasonable efforts to provide a written report of its determination within twenty (20) days of receipt of Sagent ‘s written request and samples of the involved Products. Sagent shall be responsible to ensure that Gland receives samples of the Products to be investigated. In the event that Gland determines that any reasonable additional physical, chemical, biological, or other evaluation should be conducted by Gland in relation to a product complaint, Gland shall conduct the necessary evaluation and advise Sagent of the results. In the event that Sagent requests that any reasonable additional physical, chemical, biological, or other evaluation be conducted by Gland in relation to a product complaint, Sagent shall so advise Gland. In the event that Gland determines after evaluation that such testing is reasonable to be done, Gland shall conduct the necessary evaluation and advise Sagent of the results. Sagent shall correspond with complainants on all product complaints associated with Products. Each Party shall maintain written records of complaints in accordance with cGMPs and shall make such records reasonably available for review during audits or in the course of complaint investigations.

19. Process Validation. Gland shall validate, at its sole cost, all processes, equipment, utilities, facilities and computers utilized in the manufacture, packaging, storage, testing and release of Products for regulatory submissions and commercial sale in conformance with all current FDA guidelines and regulations and, subject to Section 1 hereof, the guidelines of other applicable regulatory agencies outside the U.S. Gland shall be responsible for and shall ensure that all validated systems are maintained according to FDA guidelines (and, subject to Section 1 hereof, the guidelines of other applicable regulatory agencies outside the U.S.) and that all required periodic revalidations are performed according to these guidelines. Sagent shall reserve the right to review all Master Validation Plans and/or the corresponding protocols if no Master Plan exists prior to the execution of such validation.

20. Regulatory Visits. Gland shall, within two (2) working days, notify Sagent in the event of any FDA or other regulatory authority inspection regarding Products. In the event of an inspection by the FDA that results in a concern by the FDA specifically related to Product (s), then Sagent through its designee, Sagent will be notified within two (2) business days of such concern. Gland shall furnish to Sagent, not later than five (5) business days prior to the time it provides to the FDA, copies of proposed responses or explanations relating to the Products in each case purged of Confidential Information that is unrelated to the Products. Gland shall allow Sagent the opportunity to review and comment on any proposed response to the FDA and shall consider in good faith any comments proposed by Sagent on the proposed responses. After the filing of a response with the FDA, Gland shall notify Sagent and provide Sagent with copies of any further contacts with the FDA relating to the subject matter of the response.

21. Changes to Specifications. Changes to Specifications of the Products shall be made in accordance with the Change Control requirements of the Quality Agreement. In the event that Sagent desires any change to the Specifications of the Products, Sagent shall deliver written notice to Gland specifying such change desired by Sagent and Gland shall respond to any such notice within thirty (30) days after Gland’s receipt thereof.

22. Commercial Stability. Gland shall be responsible for the generation of all data and associated reports for all stability studies in support of the currently approved ANDA in accordance with the on-going marketed protocol for each of the Products. Gland shall provide Sagent on an annual basis with copies of stability data and reports at the time Gland performs their annual review. If any out of specification result is confirmed, Gland will consult with Sagent on the situation and any corrective actions.

23. Quality Audits. Sagent shall have the right, at least once every twelve (12) months, or more frequently as circumstances require, and on reasonable prior notice (which notice shall be waived if circumstances warrant), to inspect those sections of the manufacturing, packaging, laboratory and warehousing facilities utilized in the manufacture, packaging, storage, testing, shipping or receiving of Products. Such inspections may include cGMP inspections, APIs, the work in process and Products as well as all batch records. The frequency and extent of inspections shall be determined by mutual agreement of Gland and Sagent in accordance with the Quality Agreement. Sagent shall have the right to station a quality manager or Sagent designee at the manufacturing facilities for the Products on substantially a full-time basis, when there is work being conducted that relates to the Products, for the purpose of monitoring the production, and quality assurance activities and reviewing batch records with respect to the Products. Gland will provide an appropriate working area for the Sagent quality manager or Sagent designee to perform these required duties.

24. Additional Suppliers. Unless requested by Sagent, all costs incurred in qualifying additional Suppliers of APIs, Materials, and Components for the Product in addition to the cost of qualifying the primary Gland thereof shall be borne by Gland. If Sagent requests the qualification of additional Suppliers, the cost of qualifying the additional Gland will be borne by Sagent.

25. Provision of Documents to Customers. Gland will provide, at Sagent’s request, specific documentation relating to the quality of manufacturing operations and regulatory history for the Products as requested by Sagent’s customers when such document request is considered reasonable by Gland or when such documents would be available under the Freedom of Information Act.

26. Regulatory Approval. Gland represents that prior to the first commercial sale of Product by Sagent, and at all time thereafter during the Term of the Agreement, it will have an FDA approved ANDA for each of the Products.

27. Regulatory Contacts. Gland will be responsible for all regulatory contacts and filings with the FDA. If Gland is required to submit documentation to the FDA or otherwise communicates with the FDA, which documents or communications relate directly to the Product or that could reasonably be anticipated to affect the Product, Sagent or its representatives may review and comment at its discretion on all such documents and other communications prior to their submission. Gland shall consider in good faith any comments proposed by Sagent on the proposed responses. Gland shall notify Sagent promptly (within 1 business day) of any adverse finding related to the submission of such documentation by the FDA that relates directly to the Product or that could affect the Product.

28.	Recall Action.

(a) In the event Sagent should be required or should voluntarily decide to initiate a recall, Product withdrawal, or field correction of any Products in the Territory pursuant to this Agreement, Sagent through its designee shall notify Gland and provide a copy of its proposal, including the recall letter, for review prior to initiation of such action, and shall consult with Gland prior to initiation of such action; provided, however, that Sagent shall not be prohibited hereunder from taking any action that it is required to take by applicable law. In conjunction with such recall, Gland shall assist in the investigation to determine the cause and extent of the problem.

(b) In the event that Gland independently believes that a recall, Product withdrawal, or field correction for Products may be necessary or appropriate, Gland shall notify Sagent through Sagent’s designee of Gland’s belief, and the parties shall fully cooperate with each other concerning the necessity and nature of such action.

29. Recall Expenses. In the event that any Product is recalled as a result of (1) the supply by Gland of Product that does not conform to any requirement set forth in the Agreement or (2) the negligent or intentionally wrongful act of Gland or its representatives, then Gland shall bear all of the out-of-pocket costs and expenses of such recall including without limitation expenses related to communications and meetings with all required regulatory agencies, expenses of replacement stock, the cost of notifying customers and costs associated with shipment of recalled Product from customers and shipment of an equal amount of replacement Product to those customers. In the event that any Product is recalled as a result of the negligent or intentionally wrongful act of Sagent, or its representatives (including, without limitation, negligent or intentionally wrongful acts in connection with label copy supplied by Sagent or in storing or shipping the Product), then Sagent shall bear all of the costs and expenses of such recall, including without limitation expenses related to communications and meetings with all required regulatory agencies, expenses of replacement stock, the cost of notifying customers and costs associated with shipment of recalled Product from customers and shipment of an equal amount of replacement Product to those customers. In the event that the reason for any recall of Product hereunder is in part the responsibility of Gland and in part the responsibility of Sagent then the expenses shall be allocated in an equitable manner between the parties.

30. Recall Records. Each of the parties shall maintain complete and accurate recall records of Products for such periods as may be required by applicable law, but in no event less than three (3) years.

31. Debarment. Gland represents that it is not debarred under the Generic Drug Enforcement Act of 1992 and that Gland does not employ or use the services of any individual who is debarred or has engaged in activity that could lead to debarment.

32. Product Release. Gland, as manufacturer and owner of the ANDAs for the Products, is responsible for quality control release of the products to commerce. Sagent, as a private label distributor, is responsible for further distribution of the Products once dispositioned by Gland for release. Sagent’s further distribution to commerce shall be based on Sagent’s internal procedures and the batch records and any other production and technical document package provided by Gland in accordance with this Agreement.

33. Drug Pedigree. Sagent shall be responsible for assuring compliance with all applicable United States Federal and State drug pedigree requirements. For the sole purpose of complying with such drug pedigree requirements, Gland authorizes Sagent to designate on behalf of Gland Sagent’s distributors as Authorized Distributors of Record. Gland shall assist Sagent in complying with drug pedigree requirements including but not limited to maintaining a publically available list of Sagent’s Authorized Distributors of Record.

GLAND PHARMA LTD.

By:

Title: Vice President of Quality
GLAND PHARMA LIMITED,
6-3-865/1/2, Ameerpet, Hyderabad-5000 016, India
Date:

SAGENT HOLDING CO.

By:

Title:
Date:

EXHIBIT D

ADVERSE EVENT REPORTING AGREEMENT

1.	PURPOSE:

Sagent Holding Co. (“Sagent”) and Gland Pharma Limited (“Gland”) have entered into a Contract Manufacturing Agreement (“Agreement”) for Gland to manufacture Amiodarone (the “Product”). This Adverse Event Reporting Agreement (the “AE Agreement”) sets forth the terms for the exchange of information between Gland and Sagent regarding any category of adverse drug experience or any safety issue, as defined in Section 4 below, involving the Product(s), and to set forth each Party’s reporting responsibilities. Capitalized terms used in this AE Agreement, which are not defined herein, shall have the meanings given to those terms in the Agreement.

2.	SCOPE:

This Agreement applies to all categories of adverse drug experiences, as defined in Section 4 below, reported to either Sagent or Gland, including those spontaneously reported (i.e., ADEs occurring post-market), and those reported during a clinical trial (i.e., ADEs occurring pre-market).

3.	REFERENCES:

3.1	Title 21 of the United States Code of Federal Regulations, Section 312.32, 310.305 and 314.80.

3.2	FDA Guideline for Reporting Post-Marketed Adverse Drug Experiences.

3.3	ICH Guideline E2A – Clinical Safety Data Management: Definitions and Standards for Expedited Reporting.

3.4	Development and Supply Agreement between Sagent and Gland.

4.	DEFINITIONS:

4.1	Adverse Drug Experience (“ADE”)

Any undesirable medical experience or event occurring in a subject /patient administered a Product(s). This includes any unfavorable and unintended sign (including any abnormal laboratory finding), symptom or disease temporarily associated with the use of a Product. If such experience or event occurs during a clinical trial, it will be considered an ADE whether or not it is considered causally related to the Product(s). The following are types of ADEs:

a.	Serious Adverse Drug Experience (“SAE”)

Any ADE that results in any one or more of the following outcomes: death, a life threatening experience, in-patient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or causes congenital anomaly / birth defect. Medical events or experiences that do not result in death, are not life-threatening, nor require hospitalization may be considered an SAE when based upon appropriate medical judgment, such event or experience jeopardizes the patient and may require medical or surgical intervention to prevent one of the outcomes listed above.

During a clinical trial, with respect to results obtained from tests on laboratory animals, an SAE includes any experience suggesting a significant risk for human subjects, including any finding of mutagenicity, teratogenicity or carcinogenicity.

b.	Life-Threatening Adverse Drug Experience

Any ADE that puts the patient at immediate risk of death. It does not include a reaction that, had it occurred in a more serious form, might have caused death.

c.	Unexpected Adverse Drug Experience

Any ADE that is not identified in nature, severity, or frequency in the current source documents (i.e., the investigator brochure, or, if an investigator brochure is not required, that is not identified in nature, severity, or frequency in the risk information described in the general investigational plan or elsewhere in the current application, as amended).

d.	Non-Serious Adverse Drug Experience

Any ADE associated with the use of a drug in humans which does not fall within the definition of any of the preceding categories will be defined as a non-serious ADE, for purposes of this Agreement.

4.2	Reporting Party

The Reporting Party is Gland.

4.3	Minimum Criteria

The minimum criteria required for an ADE report, which must include the following:

•	Name of the drug,

•	Event or outcome,

•	Patient identifier (any one or more of name, initials or clinical investigation number, age, sex ore weight), and

•	Identifiable source of the report.

4.4	Receipt Date of an Adverse Drug Experience (“Receipt Date”)

The date of the receipt of an ADE is considered to be the date on which the minimum criteria to consider a report of an ADE is received by the Reporting Party or designee.

4.5	Investigational Stage

Any clinical study of the Product(s) conducted in the pre-approval phase or any study conducted in the post-marketing phase that is under an investigational new drug application (“IND”) or equivalent document.

4.6	Marketing Stage

Any study that is conducted after applicable governmental approval or licensing of the Product(s) allows for commercialization of the Product(s).

4.7	Significant Safety Issue

Any and all other issues/and or problems, which fall outside the above categories of ADEs as, defined in Section 4. A significant safety issue includes product recall, mislabeling, etc.

5.	TYPES OF REPORTS; REPORTING TO REGULATORY AUTHORITIES

5.1	Expedited Adverse Drug Experience Reports For Clinical Studies

All ADEs that are serious, unexpected and associated with the Product that is being studied are subject to expedited reporting to the regulatory authorities. This applies to reports from any type of clinical or epidemiological investigation, independent of design or purpose. It also applies to cases not reported directly to the Party sponsoring the clinical study or to the Party manufacturing the Product(s) (for example, those found in regulatory authority-generated ADE registries or in publications). The source of a report (i.e., investigation, spontaneous, other) should always be specified. Expedited Adverse Drug Experience Reports for Clinical Studies are subject to the following reporting requirements:

a) Fatal or life-threatening, unexpected ADEs that occur in clinical investigations and are associated with the Product being studied must be reported by the Reporting Party, as defined in Section 4.2, above, to the appropriate regulatory authorities as soon as possible (by telephone, fax or in writing), but no later than five 5 calendar days following Receipt Date. This initial report must be followed within ten (10) additional calendar days by a supplemental written report from the Reporting Party to the appropriate regulatory authorities that contains as much of the completed information as possible. This supplemental report must include an assessment of the importance and implication of the findings, including relevant previous experience with the same or similar medicinal products.

b) All other serious, unexpected ADEs that occur in clinical investigations and which are related to the Product being studied must be reported by the Reporting Party to the appropriate regulatory authorities, and the other Party, as soon as possible but no later than 15 calendar days after Receipt Date.

5.2	Non-Expedited Reports For Clinical Studies

An SAE that occurs in a clinical investigation and that does not meet the requirements for expedited reporting, as set forth in Section 5.1 above, is subject to periodic reporting (e.g. US IND Annual Report, UK CTX renewal) by the Reporting Party. Events that must be reported in a non-expedited manner include those that are not serious or life threatening, but that occur frequently in the study. Non-Serious Adverse Drug Experiences occurring in a clinical investigation shall be reported on a “study by study” basis at the end of the study for inclusion in an annual report, and inclusion in a study report.

5.3	Expedited Adverse Drug Experience Reports For Post–Market ADEs

All ADEs reported post-market that are both serious and unexpected are subject to expedited reporting. This applies to reports received from spontaneous sources and from any type of clinical or epidemiological investigation, independent of design or purpose. It also applies to cases not reported directly to a Party (for example, those found in regulatory authority generated ADE registries or in publications). The source of a report (i.e., investigation, spontaneous, other) should always be specified.

All serious, unexpected ADEs that occur post-market must be reported by the Reporting Party to the appropriate regulatory authorities as soon as possible, but no later than 15 calendar days after Receipt Date.

5.4	Non-expedited Reports For Post-Market ADEs

ADEs which are reported post-market and which do not meet the criteria for Expedited Reporting as set forth in Section 5.3, above, shall be reported on a periodic basis (e.g. NDA Periodic Report, UK CTX renewal) by the Reporting Party.

5.5	Follow-up Reports For Clinical Studies and Post-Market ADEs

Follow-up Reports must be submitted by the Reporting Party when revised or additional information is received on an already reported ADE within the same time periods required for the initial report as set forth in Sections 5.1-5.4. If the Reporting Party receives additional information that changes the status of a non-expedited ADE to an expedited ADE, the Reporting Party shall submit a Follow-up Report within the applicable time periods specified in Section 5.1 or Section 5.3.

6.	REPORTING BETWEEN THE PARTIES

6.1	Adverse Drug Experience Reporting Responsibility for Product(s) where Sagent is not the Reporting Party

Sagent will report all ADEs it receives that result in a fatality to the Reporting Party within one (1) working day of Receipt Date by phone or fax. If the report is made by phone, Sagent must forward a full report to the Reporting Party within five (5) calendar days of Receipt Date. Legible fax copies will be acceptable. Sagent will report all other ADEs within five (5) calendar days of Receipt Date. Fax copies will be acceptable. The Reporting Party will send copies of 15-day reports to Sagent concurrent with regulatory authority submission. The Reporting Party will forward to Sagent copies of periodic safety reports within thirty (30) days of submission of the report to regulatory authorities. Any exceptions will be handled on a case-by-case basis.

6.2	Adverse Drug Experience Reporting Responsibility for Product(s) where Gland is not the Reporting Party

Gland will report all ADEs it receives that result in a fatality to the Reporting Party within on (1) working day of Receipt Date by phone or fax. If the report is made by phone, the Gland must forward a full report to Sagent within five (5) calendar days of Receipt Date. Legible fax copies will be acceptable. Gland will report all other ADEs within five (5) calendar days of Receipt Date. Fax copies will be acceptable. The Reporting Party will send copies of 15-day reports to Gland concurrent with regulatory authority submission. The Reporting Party will forward to Gland copies of periodic safety reports within thirty (30) days of submission of the report to regulatory authorities. Any exceptions will be handled on a case-by-case basis.

6.3	Reporting Responsibility for Literature ADEs

The Reporting Party for a Product shall search for evidence of ADEs published in literature by conducting a search of widely used systematic literature review and reference database, such as Medline, Excepta Medica or Embase, at least once a month. The Reporting Party for a Product(s) shall ensure that relevant publications in each member state are reviewed. If any ADE is found in the literature, the Reporting Party shall report such ADE to the appropriate regulatory authorities and to the other Party pursuant to the applicable procedures and timeframes set forth in this Agreement. For purposes of this Agreement, a literature ADE is considered to be found on the day that any personnel of the Reporting Party or its designee become aware of the publication.

6.4	Significant Safety Issues

Any significant safety issues and/or problems brought to the attention of the either Party will be communicated to the other Party within one (1) working day.

7.	CLASSIFICATION OF ADVERSE DRUG EXPERIENCES

Each Party shall make an initial assessment as to the seriousness of an ADE in accordance with the definitions set forth in Section 4; however, each Party is entitled to have its own medical advisors change the initial classification of an ADE according to the regulatory requirements of the reporting country and the approved labeling information. The ultimate responsibility for classification of an ADE resides with the Reporting Party, unless otherwise specified in the ED Agreement.

8.	PROCESSING OF INFORMATION

8.1	Standard Operating Procedures

The Reporting Party will process the ADE information as per its standard operating procedures.

8.2	Supporting Documentation

Each ADE report shall be accompanied by all supporting documentation or reports that are available to the Reporting Party.

8.3	Information

The Parties will use their best efforts to obtain from the reporting source the information requested on the most current version of the FDA Medwatch or CIOMS I form.

8.4	Report Language

All reports will be prepared in English.

9.	FOLLOW-UP RESPONSIBILITY

In the event that all the required information is not obtained in the first report of any ADE, the Parties agree to use their best efforts, as defined by each Party’s procedures, to follow up with the reporting source to obtain as much information as possible. The Party receiving the initial report is responsible for obtaining any and all follow-up information from the reporting source. The Party receiving any follow-up information shall inform the other Party pursuant to the reporting requirements set forth in this Agreement.

10.	RECORD-KEEPING RESPONSIBILITY

10.1	Record-keeping Responsibilities for the Reporting Party

Each Party will be responsible for maintaining the original file(s) of all regulatory and safety-related information for any and all ADEs that occur in its respective territories of regulatory responsibility and reporting (including sublicensed territories, as defined in the ED Agreement) per its internal standard operating procedures.

10.2	Record-keeping Responsibilities for the Non-Reporting Party

In the event that a Party receives any ADE information about a Product(s) for which it does not have regulatory responsibility, such Party shall maintain files containing initial contact information, confirmation of transmission, follow-up information relating to the ADEs including any telephone contact reports, along with copies of any supporting documentation it transmitted to the Reporting Party.

CONFIDENTIAL TREATMENT

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the Securities and Exchange Commission

11.	CONTACTS

Sagent Pharmaceuticals

Attn:

Telephone:

Telecopy:

Gland Pharma Limited

6-3-862, Ameerpet

Hyderabad, India

500016

Attn: [***], Director - Technical

Telephone:     [***]

Facsimile:      [***]

IN WITNESS WHEREOF, the Parties have executed this Adverse Event Reporting Agreement effective as of the date of the Development and Supply Agreement.

GLAND PHARMA LTD.

By:

Title:
Head of Quality
GLAND PHARMA LIMITED,
6-3-865/1/2, Ameerpet, Hyderabad-5000 016,
India

SAGENT HOLDING CO.

By:

Title:

CONFIDENTIAL TREATMENT

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the Securities and Exchange Commission

FIRST AMENDMENT TO

DEVELOPMENT AND SUPPLY AGREEMENT

FOR HEPARIN SODIUM INJECTION USP

THIS FIRST AMENDMENT TO DEVELOPMENT AND SUPPLY AGREEMENT FOR HEPARIN SODIUM INJECTION USP (“Amendment”) is made as of the 1st day of September 2010 by and between GLAND PHARMA LIMITED, an Indian corporation, having a place of business at 6-3-865/1/2, Ameerpet, Hyderabad, India (“Gland”), and SAGENT HOLDING CO., a Cayman Islands corporation, having a place of business at c/o M&C Corporate Services Limited, PO Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (“Sagent”) with respect to that certain DEVELOPMENT AND SUPPLY AGREEMENT by and between Gland and Sagent dated as of June 27, 2008 (the “Original Agreement”).

RECITALS

WHEREAS, Gland and Sagent entered into the Original Agreement as of June 27, 2008;

WHEREAS, the parties launched Heparin Sodium Injection USP on or about July 1, 2010; and

WHEREAS, the parties learned that the Original Agreement contained two typographical errors and desire to correct the same by this Amendment;

NOW, THEREFORE, the Parties hereto agree to the following:

1.	DEFINITIONS:

“Agreement” shall mean the Original Agreement (as that term is defined above) as amended by this Amendment (as that term is defined above).

2.	AMENDMENT

The terms Net Profits and Net Sales as defined in the Original Agreement shall be deleted in their entirety and replaced with the definitions set forth below for all purposes under the Agreement:

“Net Profit” means Net Sales less (i) [***]

“Net Sales” means, the gross invoiced sales of a Product to all customers less (i) the cost of the Product, including freight in, duty, customs, shipping and all related direct costs of acquiring the Product; (ii) chargebacks; (iii) freight and insurance charges; (iv) trade discounts, credits or allowances; (v) costs of replacements, returns, recalls or rebates (including but not limited to group

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purchasing organization fees and rebates); (vi) discounts or rebates or other payments required by law to be made under Medicaid, Medicare or other governmental special medical assistance programs (vii) wholesaler service charges; and (viii) sales, excise or value added taxes paid on or in relation to sales of the Product, all as calculated in accordance with United States Generally Accepted Accounting Principles, or US GAAP.

3.	EFFECT OF AMENDMENT

The Original Agreement as modified by this Amendment shall remain in full force and effect on the terms set forth herein and in the Original Agreement.

IN WITNESS WHEREOF, the Parties have caused this First Amendment to Development and Manufacturing Agreement for Heparin Injection USP to be executed by their respective duly authorized representatives as of the day and year first above written.

SAGENT HOLDING CO.

By:	/s/ Michael Logerfo

Name:	Michael Logerfo

Title:	Corporate Vice President

GLAND PHARMA LIMITED

By:	/s/ Srinivas Sadu

Name:	Srinivas Sadu

Title:	Director

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